Exhibit 99.1

       NEWS RELEASE

KNIGHT RIDDER

50 WEST SAN FERNANDO ST.

SAN JOSE, CA 95113

Knight Ridder Second Quarter Earnings at High End of Guidance

             SAN JOSE, July 22, 2003 – Knight Ridder (NYSE:KRI) earned $.95 per diluted share for the second quarter, up 5.6% from $.90 per diluted share in the second quarter of 2003.

             Total advertising revenue for the quarter was $561.4 million, up 0.9% from $556.4 million in the same quarter of 2002. Total operating revenue was $721.6 million, also up 0.9% from the same quarter last year. Total operating profit for the quarter was $150.8 million, down $6.7 million, or 4.2%, from the second quarter of 2002. Net income for the quarter of $77.2 million was up from $76.8 million in the same quarter the previous year.

             Commenting on the results, Tony Ridder, chairman and CEO, said, “In a still-challenging operating environment, we are pleased to come in at the high end of our guidance range. Consistently strong results in general advertising revenue and consistently strong cost control both contributed to the positive performance.

             “At the same time, a lackluster quarter for retail and ongoing softness in help-wanted advertising reflects the sluggish nature of the overall economy. This pattern of mostly small revenue increases has been in place throughout 2003, and at least for now, I do not see it changing dramatically.

             “To meet this challenge, we have in place important new initiatives for both revenue generation and operational efficiencies, as discussed when we met with the financial community in New York in June. (That presentation remains available on our Web site, in the Investing section.) In addition, our newspapers are aggressive in pursuit of both traditional revenue streams and disciplined cost control in their daily operations. In the quarter, overall costs were up just 2.4%, despite a 4.9% rise in newsprint, ink and supplements. Other operating costs were down 1.5%. FTEs were down 2.9%.

             “Total daily circulation for the quarter was down 0.4%; total Sunday circulation was down 0.2%, entirely the result of slippage in Detroit due to price increases. For the year to date, total daily circulation is up 0.2%; total Sunday circulation is up 0.5%. Total circulation revenue for the quarter was down 3.9%, and the year-to-year comparisons declined throughout the quarter. We expect this to continue.

             “As it did in the first quarter, Knight Ridder Digital had a very strong second quarter, with revenue of $19.3 million up 35.4% and operating profit of $3.4 million up from a loss of $2.6 million in the same quarter last year. KRD’s help-wanted volume continues to grow.

             “Looking ahead, if we show a slight revenue improvement over the first half of the year, then we can be comfortable with the current Street consensus of $.88 for the third quarter.”

Comment on Operations

             Gary Effren, Knight Ridder’s chief financial officer, said, “The second quarter was a continuation of the first. Retail advertising revenue in the quarter was up 1.2%, general was up 20.8% and classified was down 6.2%. Real estate, the stand-out classified vertical, was up 8.4%. But auto was down 2.2% and help-wanted was down 23.0%.

             “As Tony noted, the pattern – with some exceptions – has been for small revenue increases since the year began. For the six months, ad revenue is up 0.6%. January and February were up 1.9% and 1.1%, respectively, but then March fell to a negative 2.3%. April, with Easter later this year, was up 1.7%. Then May was down 0.4% and June was up 1.3%. Apart from the strength in general, and the weakness in help-wanted, it’s hard to identify a trend.”

             “Among the large markets in the second quarter, Miami was the strongest performer, with total ad revenue up 5.7% for the quarter. Philadelphia was up 3.2%. Contra Costa was up 1.9% and St. Paul was up 1.1%. Kansas City, Fort Worth and Charlotte were all down slightly; San Jose was down 7.0%.

             “Retail for the quarter was a mixed bag, with several of the large markets positive. Best performers were Charlotte, up 5.1%, and Kansas City, up 3.4%. However, Philadelphia and San Jose pulled down the average for all. Philadelphia retail was down 1.1%, and San Jose was down 4.6%.

             “Within retail, drug stores, furniture and general merchandise were all strong, up 14%, 11% and 5.2%, respectively. Department stores were generally flat for the quarter (and trending down toward quarter’s end); groceries were down in the low teens and home electronics were down 4.9%.

             “General advertising for the quarter was positive in every large market, often dramatically so. Contra Costa was up 56.1%, San Jose up 34.6%, Philadelphia up 25.1%, Fort Worth up 20.8%, St. Paul up 17.0%, Charlotte up 16.8% and Kansas City up 13.9%.

             “During the quarter, telecom, pharmaceutical and automotive were strong. Computers and high tech were up slightly versus the prior year. Travel was weak, although June gave evidence of increased activity from cruise lines and airlines.

             “Classified was soft for the quarter in every large market except Miami – up 11.8% on the strength of real estate, which was ahead by 46.4%. Large market declines ranged from a low of 2.9% in St. Paul to a high of 23.3% in San Jose, with Kansas City, Fort Worth and Charlotte down 13.4%, 7.8% and 11.2%, respectively.

             “Help-wanted was, once again, the culprit, with the large markets down in a range between 11.6% (Miami) and 45.7% (San Jose). Auto, too, was down in most large markets, with declines ranging from 4.3% (Fort Worth) to 14.4% (San Jose). Exceptions were Philadelphia, up 4.2% for the quarter, and Miami, up 0.8%.

             “Real estate, the one outstanding performer among the verticals, was positive in most of the large markets. After Miami, Philadelphia was up 22.7%, Kansas City was up 15.0% and Fort Worth was up 14.8%. San Jose and Charlotte, two exceptions to the trend, were down 13.9% and 10.5%, respectively. San Jose, however, continues to have very tough comparisons with 2001, when real estate rose 78%.

             “Other revenue was up 17.3%, driven by gains at Knight Ridder Digital.

             “For the quarter, the average cost per ton of newsprint was up 3%, with consumption up 1.3%. “

             The “other, net” line dropped by $5.1 million, reflecting the absence this year of losses on Internet investments in the second quarter of 2002.

             “During the quarter, we repurchased approximately 1.2 million shares of Knight Ridder stock, leaving remaining authorization for repurchase of 5.2 million shares at quarter’s end. Common shares outstanding at the end of the quarter were 80.4 million.

             “Total debt at quarter’s end was $1.557 billion, down $3.6 million from the start of the year. Cash and cash equivalents at the end of the quarter were $27.5 million. The effective tax rate for the quarter was 37.2%.”

             Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Knight Ridder’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.

             The call will be broadcast live via Webcast and will be accessible through the Investing section of Knight Ridder’s Web site, http://www.knightridder.com/investing.

             A limited number of dial-in lines will be available on a listen-only basis. To access the conference call, dial 1-800-625-9560, (International callers, dial 1-706-679-0584) at least 10 minutes prior to the scheduled start of the call. Telephonic replays of the conference call will be available for seven days after the call. Call 1-800-642-1687. (International callers, dial 1-706-645-9291.) The access code for the telephonic replay is 1194781.

             Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S. markets, with a readership of 8.3 million daily and 12.1 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 60 U.S. markets. Knight Ridder and Knight Ridder Digital are located in San Jose, Calif.

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KNIGHT RIDDER INC
CONSOLIDATED STATEMENT OF INCOME
(Unaudited in thousands, except per share data)

	Quarter Ended		Two Quarters Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
OPERATING REVENUE
Advertising
Retail	$274,910	$271,779	$524,901	$515,410
General	87,175	72,170	162,901	147,053
Classified	199,289	212,487	395,013	414,020

Total	561,374	556,436	1,082,815	1,076,483
Circulation	117,494	122,270	237,507	248,695
Other	42,710	36,398	78,654	68,138

Total Operating Revenue	721,578	715,104	1,398,976	1,393,316

OPERATING COSTS
Labor and employee benefits	294,053	280,299	585,149	558,716
Newsprint, ink and supplements	94,798	90,404	185,898	183,647
Other operating costs	152,114	154,454	306,754	308,419
Depreciation and amortization	29,819	32,484	59,830	64,241

Total Operating Costs	570,784	557,641	1,137,631	1,115,023

OPERATING INCOME	150,794	157,463	261,345	278,293

OTHER INCOME (EXPENSE)
Interest expense	(17,229)	(18,833)	(35,113)	(38,706)
Interest expense capitalized	284	197	344	476
Interest income	85	91	150	164
Equity in losses of unconsolidated
companies and joint ventures	(6,366)	(6,703)	(16,790)	(22,172)
Minority interests	(2,772)	(2,975)	(5,467)	(4,913)
Other, net	(1,862)	(6,954)	(847)	(8,424)

Total	(27,860)	(35,177)	(57,723)	(73,575)

Income before income taxes and cumulative effect of change
in accounting principle of unconsolidated company	122,934	122,286	203,622	204,718
Income taxes	45,716	45,492	75,732	76,156

Net Income before cumulative effect of change in
accounting principle of unconsolidated company	$77,218	$76,794	$127,890	$128,562

Cumulative effect of change in accounting principle
of unconsolidated company				$(24,279)

Net Income	$77,218	$76,794	$127,890	$104,283

NET INCOME PER SHARE - BEFORE CUMULATIVE EFFECT
OF CHANGE IN ACCOUNTING PRINCIPLE OF
UNCONSOLIDATED COMPANY

Basic	$0.96	$0.92	$1.58	$1.54

Diluted	$0.95	$0.90	$1.56	$1.50

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
PRINCIPLE OF UNCONSOLIDATED COMPANY - PER
SHARE

Basic	$--	$--	$--	$(0.29)

Diluted	$--	$--	$--	$(0.28)

NET INCOME PER SHARE

Basic	$0.96	$0.92	$1.58	$1.25

Diluted	$0.95	$0.90	$1.56	$1.22

DIVIDENDS DECLARED PER COMMON SHARE	$0.27	$0.25	$0.54	$0.50

AVERAGE SHARES OUTSTANDING (000's)

Basic	80,529	83,408	80,853	83,713

Diluted	81,484	85,377	81,780	85,727

See "Notes to Consolidated Financial Statements."

Knight Ridder
Business Segment Information
(in thousands of dollars)

	Quarter Ended		Year Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002

Operating revenue
Newspapers	$702,327	$700,883	$1,362,571	$1,366,205
Online	19,251	14,221	36,405	27,111

	$721,578	$715,104	$1,398,976	$1,393,316

Operating income (loss)
Newspapers	$158,510	$169,169	$276,094	$301,705
Online	3,399	(2,606)	5,441	(6,509)
Corporate	(11,114)	(9,100)	(20,189)	(16,903)

	$150,795	$157,463	$261,346	$278,293

Depreciation and amortization
Newspapers	$27,399	$29,428	$54,944	$59,009
Online	1,031	1,563	2,103	2,332
Corporate	1,389	1,493	2,783	2,900

	$29,819	$32,484	$59,830	$64,241